STOCK PURCHASE AGREEMENT – REED/SENS/SSC

     THIS STOCK PURCHASE AGREEMENT is entered into as of September 15, 2003, by and among Darryl Reed, a resident of the state of Virginia (“Reed”), Joel P. Sens, a resident of the state of Virginia (“Sens”) and Stafford Street Capital, LLC, a Delaware limited liability company (“SSC”).

RECITALS

     A.     Sens is the sole owner and manager of SSC, which owns shares of the common stock, par value $0.01 per share (“Common Stock”) of Next Generation Media Corp., a Nevada corporation (the “Company”), of which SSC intends to grant irrevocably to Reed the voting rights (the “Proxy”) for five hundred sixty thousand (560,000) shares of Common Stock (the “Shares”) in the form set forth hereto in Exhibit 1.

     B.     SSC wishes to grant the Proxy to Reed, and Reed wishes to purchase the Proxy from SSC on the terms set forth in this Agreement.

     C.     Reed owns shares of the common stock, par value $0.001 per share (“PSFC Common Stock”) of Pre Settlement Funding Corporation, a Delaware corporation (“PSFC”), of which Reed intends to sell to Sens one million six hundred seventy seven thousand five hundred (1,677,500) shares of PSFC Common Stock (the “Stock”).

     D.     Reed wishes to sell the Stock to Sens, and Sens to purchase the Stock from Reed on the terms set forth in this Agreement.

AGREEMENT

     Reed, Sens, and SSC, intending to be legally bound, agree as follows:

     1.     Sale and Purchase of the Proxy; Related Transactions. (a) At the date and time selected by the parties to complete the transactions described herein (the “Closing”), SSC shall sell, assign, transfer and deliver the Proxy to Reed, and Reed shall purchase the Proxy from SSC, on the terms and subject to the conditions set forth in this Agreement.

          (b) The parties recognize that the value of the Proxy is difficult to determine. The parties’ estimate in good faith the value of the Put (as defined herein) combined with the Stock (and therefore the value of the Proxy) to be ten thousand dollars and no cents ($10,000.00) (the “Purchase Price”). The Purchase Price shall be paid by Reed in the manner described in Sections 1(c) and 1(d).

          (c) The first portion of the Purchase Price shall be paid to SSC in the form of a right of SSC to sell the Shares to Reed and an obligation by Reed to purchase the Shares from SSC for the price of twenty-five cents ($0.25) per share (the “Put”) subject to the terms set forth in the form attached hereto as Exhibit 2.

          (d) The balance of the Purchase Price shall be paid by Reed to Sens in the form of the Stock as set forth in Section 5 below.

     2.     Representations and Warranties.

     Reed represents and warrants to Sens and SSC as of the date hereof, the Closing and upon the exercise by SSC of the Put as follows:

          (a) Reed has the financial ability to bear the economic risk of his investment in the Shares, has adequate means of providing for his current needs and personal contingencies, and has no need for liquidity in his investment in the Shares. Further, alone or with representatives or advisors, Reed has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the transactions contemplated by the Transaction Documents (as defined herein).

          (b) Reed has received copies of all periodic reporting by the Company for the past five (5) years. Reed has had the opportunity to question various officers of the Company regarding its assets, business and prospects, and has received satisfactory answers to all such questions. Management of SSC has not made any representation regarding the current or future value of the Shares, and Reed has not relied on any such representation in deciding to undertake the transactions contemplated by the Transaction Documents. In making the decision to invest in the Company, Reed has relied solely upon independent investigations made by him or on his behalf.

          (c) The Shares will be acquired by Reed in good faith solely for his own personal account, for investment purposes only, and are not being acquired with a view to, or for, the resale, subdivision, fractionalization or any other “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Reed is aware that there is presently only a limited market for the resale of Common Stock, that the Common Stock is not listed on any exchange, that no market may exist in the future for resale, and Reed understands that the Shares are a speculative investment that involves a substantial risk and Reed may lose his entire investment.

          (d) Reed understands that the Shares have not been registered under the Securities Act, and agrees that none of the Shares may be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except in compliance with the Securities Act. Reed will not, directly or indirectly, voluntarily offer, sell, transfer, pledge, hypothecate or otherwise dispose of (or solicit any offers to purchase or otherwise acquire or take a pledge of) any Shares unless (i) registered pursuant to the provisions of the Securities Act, or (ii) an exemption from registration is available under the Securities Act. Reed has been advised that the Company has no obligation to cause any Shares to be registered under the Securities Act, or to take any action necessary for Reed to comply with any exemption under the Securities Act that would permit such Shares to be sold by Reed. Reed understands that the legal consequences of the foregoing mean that Reed must bear the economic risk of his investment in the Company for an indefinite period of time. Reed further understands that, if Reed desires to sell or transfer all or any part of the Shares, the Company may require Reed’s counsel to provide a legal opinion that the transfer may be made without registration under the Securities Act. Reed understands that the Shares may bear substantially the following restrictive legend:

THE SHARES OF STOCK EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE ACT”) NOR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATES, AND HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION FOR NONPUBLIC OFFERINGS. ACCORDINGLY, THE SALE, TRANSFER, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OF ANY SUCH SECURITIES OR ANY INTEREST THEREIN MAY NOT BE ACCOMPLISHED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED

          (e) Reed represents that he is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act by virtue of being a director and executive officer of the Company.

          (f) Reed affirms that all of the representations and warranties of Reed contained herein, and all information furnished by Reed to Sens and SSC, are true, correct and complete in all respects.

     3.     Indemnification by Reed.

     Reed agrees to indemnify and hold Sens and SSC harmless against, and will reimburse Sens and SSC on demand for, any payment, loss, cost or expense (including reasonable attorney’s fees and reasonable costs of investigation incurred in defending against such payment, loss, cost or expense or claim therefor) made or incurred by or asserted against Sens and SSC in respect of any omission, misrepresentation or breach of warranty on the part of Reed contained in any Transaction Document.

     4.     Taxes and Expenses.

     Reed covenants and agrees to pay all taxes, exclusive of income, long or short term gain, if any, on the transfer to Reed of the Shares. Each party shall be individually responsible for and shall personally pay all costs, liabilities and other obligations incurred by it or him in connection with the performance of and compliance with the transactions contemplated by the Transaction Documents.

     5.     Sale and Purchase of Stock; Related Transactions. At the Closing, Reed shall sell, assign, transfer and deliver the Stock and issue the Put to SSC, SSC shall purchase the Put from Reed, and Sens shall purchase the Stock from Reed, and on the terms and subject to the conditions set forth in this Agreement. Sens shall cause SSC to pay the Purchase Price for the Stock and the Put in the form of the Proxy.

     6.     Representations and Warranties.

     Sens represents and warrants to Reed as of the date hereof and the Closing as follows:

          (a) Sens has the financial ability to bear the economic risk of his investment in the Stock, has adequate means of providing for his current needs, and has no need for liquidity in his investment in the Stock. Further, alone or with representatives or advisors, Sens has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the transactions contemplated by the Transaction Documents.

          (b) Sens has received copies of all periodic reporting by PSFC since its creation. Sens has had the opportunity to question various officers of PSFC regarding its assets, business and prospects, and has received satisfactory answers to all such questions. Reed has not made any representation regarding the current or future value of the Stock, and Sens has not relied on any such representation in deciding to undertake the transactions contemplated by the Transaction has relied solely upon independent investigations made by him or on his behalf.

          (c) The Stock will be acquired by Sens in good faith solely for his own personal account, for investment purposes only, and are not being acquired with a view to, or for, the resale, subdivision, fractionalization or any other “distribution” thereof within the meaning of the Securities Act. Sens is aware that there is presently only a limited market for the resale of PSFC Common Stock, that the PSFC Common Stock is not listed on any exchange, that no market may exist in the future for resale, and Sens understands that the Stock is a speculative investment that involves a substantial risk and Sens may lose his entire investment.

          (d) Sens understands that the Stock has not been registered under the Securities Act, and agrees that none of the Stock may be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except in compliance with the Securities Act. Sens will not, directly or indirectly, voluntarily offer, sell, transfer, pledge, hypothecate or otherwise dispose of (or solicit any offers to purchase or otherwise acquire or take a pledge of) any Stock unless (i) registered pursuant to the provisions of the Securities Act, or (ii) an exemption from registration is available under the Securities Act. Sens has been advised that PSFC has no obligation to cause any Stock to be registered under the Securities Act, or to take any action necessary for Sens to comply with any exemption under the Securities Act that would permit such Stock to be sold by Sens. Sens understands that the legal consequences of the foregoing mean that Sens must bear the economic risk of his investment in PSFC for an indefinite period of time. Sens further understands that, if he desires to sell or transfer all or any part of the Stock, PSFC may require Sens’s counsel to provide a legal opinion that the transfer may be made without registration under the Securities Act. Sens understands that the Stock may bear substantially the following restrictive legend:

THE SHARES OF STOCK EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE ACT”) NOR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATES, AND HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION FOR NONPUBLIC OFFERINGS. ACCORDINGLY, THE SALE, TRANSFER, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OF ANY SUCH SECURITIES OR ANY INTEREST THEREIN MAY NOT BE ACCOMPLISHED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO

THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED

          (e) Sens represents he has taken all action necessary on his and SSC’s behalf to execute and deliver this Agreement and carry out the transactions contemplated herein.

          (f) Sens affirms that all of the representations and warranties of Sens contained herein, and all information furnished by Sens to Reed, are true, correct and complete in all respects.

     7.     Indemnification by Sens and SSC.

     Sens and SSC agree to indemnify and hold Reed harmless against, and will reimburse Reed on demand for, any payment, loss, cost or expense (including reasonable attorney’s fees and reasonable costs of investigation incurred in defending against such payment, loss, cost or expense or claim therefor) made or incurred by or asserted against Reed in respect of any omission, misrepresentation or breach of warranty on the part of Sens or SSC contained in any Transaction Document.

     8.     Taxes and Expenses.

     Sens covenants and agrees to pay all taxes, exclusive of income, long or short term gain, if any, on the transfer to Sens of the Stock. Each party shall be individually responsible for and shall personally pay all costs, liabilities and other obligations incurred by it or him in connection with the performance of and compliance with the transactions contemplated by the Transaction Documents.

     9.     Miscellaneous.

          9.1. Notice. Any notice or other communication required or permitted hereunder shall be in writing and personally delivered, mailed by registered or certified mail (return receipt requested and postage prepaid), sent by telegram (with messenger service specified), sent by telecopier (with a confirming copy sent by regular mail), or sent by prepaid overnight courier service, and addressed to the relevant party at its address set forth below, or at such other address as such party may, by written notice, designate as its address for purposes of notice hereunder.

(a) If to Sens, at:

900 North Stafford Street
Suite 2003
Arlington, VA 22203
Telecopy: 703-997-0896

(b) If to SSC, at:

900 North Stafford Street Suite 2003 Arlington, VA 22203 Telecopy: 703-997-0896

(b) If to Reed, at:

5336 Taney Avenue Alexandria, VA 22304 Telecopy: 703-

Notice shall be effective immediately upon personal delivery or telecopy, seven (7) business days after deposit in the mail, or one (1) business day after deposit with a telegraph company or overnight courier service.

          9.2. Further Assurances. Each party will do such acts, and execute and deliver to any other party such additional documents or instruments as may be reasonably requested in order to effect the purpose of this Agreement and any other documents or certificates required to be completed and/or filed in respect of the transactions contemplated herein (the “Transaction Documents”) and to better assure and confirm unto the requesting party its rights, powers and remedies hereunder and thereunder.

          9.3. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          9.4. Entire Agreement. This Agreement and the other Transaction Documents constitute the full and entire understanding and agreement among the parties with regard to their respective subject matters and supersede all prior written or oral agreements, understandings, representations and warranties made with respect thereto. No amendment, supplement or modification of this Agreement or any other Transaction Document nor any waiver of any provision hereof or thereof shall be made except in writing executed by all parties hereto or thereto.

          9.5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF VIRGINIA, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

          9.6. Survival. All representations, warranties, indemnities, covenants and agreements made by the parties to this Agreement and the other Transaction Documents shall survive the execution of this Agreement.

          9.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

          9.8. Interpretation. No provision of this Agreement or any other Transaction Document shall be interpreted or construed against any party because that party or its legal representative drafted such provision. The titles of the paragraphs of this Agreement and other Transaction Documents are for convenience of reference only and are not to be considered in construing this Agreement or the relevant Transaction Document. For all purposes of this Agreement and the other Transaction Documents, unless the context otherwise requires or as otherwise expressly provided, (a) all defined terms shall include both the singular and the plural forms thereof; (b) reference to any gender shall include all other genders; (c) all references to words such as “herein”, “hereof”, and the like shall refer to this Agreement as a whole and not to any particular Article or Section within this Agreement; (d) the term “include” means “include without limitation”; and (e) the term “or” is intended to include the term “and/or”.

          9.9. No Waiver; Remedies Cumulative. No waiver by any party to this Agreement or any other Transaction Document of any one or more defaults by any other party or parties in the performance of any of the provisions hereof or thereof shall operate or be construed as a waiver of any future default or defaults, whether of a like or different nature. No failure or delay on the part of any party in exercising any right, power or remedy hereunder or thereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein and therein are cumulative and are not exclusive of any remedies that may be available to any party hereto at law, in equity or otherwise.

          9.10. Severability. If any term, covenant or condition of this Agreement or any other Transaction Document, or the application of such term, covenant or condition to any party or circumstance shall be found by a court of competent jurisdiction to be, to any extent, invalid or unenforceable, the remainder of this Agreement and the application of such term, covenant, or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition shall be valid and enforced to the fullest extent permitted by law. Upon determination that any such term is invalid, illegal or unenforceable, the parties hereto shall amend the relevant Transaction Document so as to effect the original intent of the parties as closely as possible in an acceptable manner.

[SIGNATURES APPEAR ON NEXT PAGE]

     IN WITNESS WHEREOF, the parties caused this Agreement to be executed and delivered as of the date first set forth above.

Sens

Joel P. Sens

SSC

By: Joel P. Sens Its: Managing Member

REED

Darryl Reed

EXHIBIT 1

IRREVOCABLE PROXY

     The undersigned, a stockholder of Next Generation Media Corp., a Nevada corporation (“NGMC”), hereby irrevocably (to the full extent permitted by law and pursuant to Section 78.355 of the Nevada Revised Statutes) appoints Darryl Reed (“Reed”) and any individual designated by said individual, the attorney and proxy of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned’s rights with respect to five hundred sixty thousand (560,000) shares of common stock, par value $0.01 per share (“Common Stock”) of NGMC beneficially owned by the undersigned as of the date hereof (the “Shares”). This Proxy shall be in full force and effect until the earliest to occur of (x) a material breach by Reed of that certain “Stock Purchase Agreement – Reed/SSC” dated as of even date hereof between the parties hereto (the “Stock Purchase Agreement”), (y) the exercise by Stafford Street Capital, LLC, a Delaware limited liability company (“SSC”) of that certain Put Option dated as of the date hereof providing for the purchase by Reed from SSC of the Shares, and (z) seven (7) years from the date hereof.

     This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest, and is granted in connection with the Stock Purchase Agreement. Any and all certificates representing the Shares shall bear a legend or annotation stating that such shares are the subject of this Proxy.

     The attorney and proxy named above shall be empowered at any time prior to termination of this Proxy to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consent with respect to the Shares) of the undersigned in his own discretion at every annual or special meeting of the stockholders of NGMC and at every continuation or adjournment thereof, and on every action or approval by written consent of the stockholders of NGMC in lieu of any such meeting.

     Any obligation of the undersigned hereunder shall be binding upon successors and assigns of the undersigned.

     If any term or other provision of this Proxy is determined to be invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Proxy shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the undersigned agrees with Reed to negotiate in good faith to modify this Proxy so as to effect the original intent of the parties as closely as possible.

     The undersigned hereby revokes all proxies previously given by it with respect to all of its shares of Common Stock.

     IN WITNESS WHEREOF, SSC hereby executes this Proxy as of the 15th day of September, 2003.

STAFFORD STREET CAPITAL, LLC

By: Joel P. Sens Its: Managing Member
ACKNOWLEDGED AND AGREED

Darryl Reed

EXHIBIT 2

PUT OPTION AGREEMENT

BETWEEN:

•	Stafford Street Capital, LLC, a Delaware limited liability company, represented by Joel P. Sens, its Managing Member,

hereafter referred to as the “SELLER”,

AND:

•	Darryl Reed, an individual resident in the state of Virginia,

hereafter referred to as the “BUYER”,

Buyer and Seller being hereafter, from time to time, referred to as the “PARTIES”.

RECITALS

1.	The Seller owns shares of common stock, par value $0.01 per share (the “Common Stock”) of Next Generation Media Corp., a Nevada corporation (“NGMC”).

2.	The Buyer wishes to grant Seller the right to sell five hundred sixty thousand shares of Common Stock (the “Shares”) to Buyer subject to the terms and conditions of this Put Option.

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

ARTICLE 1 — PUT OPTION

     Subject to the condition precedent set forth in Article 2 hereafter, the Buyer hereby irrevocably undertakes to purchase from the Seller the Shares at a price of twenty-five cents ($0.25) per share.

ARTICLE 2 — CONDITION PRECEDENT

     This Put Option is subject to the completion of the Closing as contemplated in that certain Stock Purchase Agreement – Reed/SSC dated as of even date hereof between Buyer and Seller (the “Stock Purchase Agreement”). Should such Closing not be completed, this Put Option would become null and void.

ARTICLE 3 — DURATION

     The Seller shall be entitled to exercise this Put Option during a period which shall commence on September 15, 2004, and shall continue for three years thereafter, provided, however, that this Put Option shall become immediately null and void on the day that is three business days after a period when the closing price at which a holder can sell Common Stock either in the over-the-counter market or via a securities exchange is greater than twenty-five cents ($0.25) per share for fourteen consecutive trading days (the “Put Option Period”). Upon expiration of the Put Option Period either because of the lapse of time or the occurrence of the event described in the proviso of the immediately preceding sentence, the Seller shall forfeit the right under this Put Option to require the Buyer to purchase the Shares at the price set forth in Article 1 above.

ARTICLE 4 — RESTRICTIONS

     The Seller may, at his/its sole discretion, exercise this Put Option at any time within the Put Option Period, in whole or in part.

ARTICLE 5 — COMPLETION

     The Seller will notify the Buyer in writing of Seller’s decision to exercise the Put Option. Such notification will confirm: (a) the number of Shares to be sold, (b) the total purchase price expected, and (c) the name of the brokerage agent with whom the Seller has opened an account, the applicable account number, and other reference information reasonably requested by Buyer for such account to effect the purchase. Any Shares in the form of certificates shall be attached to the notification submitted hereunder.

     The exchange of Shares for immediately available funds shall take place promptly after the notification is received by the Buyer (but not more than three business days after Seller’s written notice), and upon receiving such notification: (i) Buyer will immediately notify such transfer to NGMC’s transfer agent and (ii) Buyer will instruct the transfer agent to issue Shares of common stock and certificates evidencing such Shares, and the Transfer Agent will transfer such Shares to the Buyer.

ARTICLE 6 — REPRESENTATIONS AND WARRANTIES

6.1.	Upon the purchase of the Shares as set forth herein, Buyer and Seller shall each be deemed to have repeated the representations and warranties with respect to the disposition of the Shares that are set forth in the Stock Purchase Agreement. Buyer is aware that Seller is relying on those representations and warranties with respect to determining the availability of an exemption from registration under the Securities Act of 1933, as amended.

6.2	The Parties hereto each represents and warrants that he/it shall have complete and unrestricted power to enter into and perform this Put Option.

ARTICLE 7 — STOCK SPLIT

     All numbers contained in, and all calculations required to be made pursuant to this Put Option shall be adjusted as appropriate in order to reflect any stock split, reverse stock split, stock dividend or similar transaction effected by NGMC after the date hereof.

ARTICLE 8 — MISCELLANEOUS

8.1.	This Put Option may be amended, modified, or supplemented only by an instrument in writing executed by the Parties hereto.

8.2.	The Seller may at any time assign all or any part of its rights and/or obligations under this Put Option to any of its affiliates or any other person, and any assignee of the Seller shall succeed to and be possessed of the rights of the Seller to the extent of the assignment made. The Buyer may not assign any of its obligations hereunder without the express written consent of the Seller.

8.3.	Except as otherwise provided herein, the terms and conditions of this Put Option shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the Parties hereto. Neither this Put Option nor any other agreement contemplated herein shall be deemed to confer upon any person not a Party hereto or thereto any rights or remedies hereunder or thereunder.

8.4.	No waiver by any Party of any default or breach by the other Party of any representation, warranty, covenant or condition contained in this Put Option, or in any exhibit or any document, instrument, or certificate contemplated herein, shall be deemed to constitute a waiver of any subsequent default or breach by such Party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any Party in exercising any right, power, or remedy under this Put Option or at law shall operate as a waiver thereof or otherwise prejudice any of such Party’s rights, powers and remedies. All remedies shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

8.5.	Whether or not the transactions contemplated herein are consummated, each Party hereto shall bear its own costs and expenses (including attorneys’ fees), except that each Party hereto agrees to pay the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the other Party in successfully (i) enforcing any of the terms of this Put Option, or (ii) proving that the other Party breached any of the terms of this Put Option.

8.6.	This Put Option and the Stock Purchase Agreement and the Proxy (as defined in the Stock Purchase Agreement) executed by the Parties on the same date constitute the entire agreement of the Parties regarding the subject matter hereof and thereof, and supersede all prior agreements and understandings, both written and oral, among the Parties, with respect to the subject matter hereof and thereof.

8.7.	If any provision of this Put Option is held to be illegal, invalid, or unenforceable under present or future legal requirements effective during the term hereof, such provision shall be fully severable and this Put Option shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties agree to negotiate in good faith to modify this Put Option so as to effect the original intent of the Parties as closely as possible.

8.8.	Any notice or communication hereunder must be in writing and given (i) by depositing the same in the mail, addressed to the Party to be notified, postage prepaid and registered with return receipt requested and received, (ii) by sending the same by express courier, or (iii) by delivering the same in person. Such notice shall be deemed received on the date on which it is hand-delivered or on the second business day following the date on which it was sent by express courier. If sent by registered mail, such notice shall be deemed received on the third business day following the date on which it is so mailed.

For purposes of giving notice, the addresses of the Parties shall be as set forth in the Stock Purchase Agreement unless subsequently changed by written notice to the other Party.

8.9	This Put Option and the rights and obligations of the Parties hereto shall be governed by and construed and enforced in accordance with the laws of the state of the state of Virginia.

     IN WITNESS WHEREOF, the Parties have signed this Put Option as of this 15th day of September, 2003.

STAFFORD STREET CAPITAL, LLC

/s/ JOEL P. SENS

By: Joel Sens
Its: Managing Member

DARRYL REED

/s/ DARRYL REED

Darryl Reed